EXHIBIT 3(i)

ARTICLES OF AMENDMENT OF THE AMENDED
AND RESTATED ARTICLES OF INCORPORATION OF
THE BRINK’S COMPANY

The undersigned, on behalf of the corporation set forth below, pursuant to Title 13.1, Chapter 9, Article 11, Section 707 of the Code of Virginia, states as follows:

1.	The name of the corporation is THE BRINK’S COMPANY;

2.	The amendments adopted are to amend:

(i) Article V, Section 2 is deleted and is replaced by the following:

Until the 2018 annual meeting of shareholders, the directors shall be divided into three classes as nearly equal in number as possible.  Without limiting the term of any director elected at or prior to the 2015 annual meeting of shareholders, at any annual meeting of shareholders to be held in each of 2016 and 2017, directors standing for election shall be elected for terms expiring at the first annual meeting of shareholders following the director’s election.  Commencing with the annual meeting of shareholders in 2018, the classification of directors shall cease and at such annual meeting and at each annual meeting thereafter, directors elected to the Board of Directors shall hold office until the first annual meeting of shareholders following the director’s election.  Each year the annual meeting of shareholders shall be held on the first Friday in May or on such other day as the Board of Directors may determine.

(ii) Article V, Section 3 is deleted.

3.	The foregoing amendments were adopted by the board of directors on January 22, 2015, and by the shareholders on May 8, 2015;

4.
The amendments were proposed by the board of directors and submitted to the shareholders in accordance with the provisions of Title 13.1, Chapter 9, Article 11, Section 707 of the Code of Virginia, and:

(a)	The designation, number of outstanding shares, and number of votes to be cast by each voting group entitled to vote separately on the amendments were:
Designation	Number of Outstanding Shares	Number of Votes
Common Stock	48,628,765	48,628,765
(b)	The total number of votes cast for and against the amendments by each voting group entitled to vote separately on the amendments was:

Designation	Total Votes For	Total Votes Against
Common Stock	44,827,638	98,299
(c)	And the number of votes cast for the amendments by the voting group was sufficient for approval by the voting group.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed by its authorized officer, this 8th day of May, 2015.

THE BRINK’S COMPANY

By:	/s/ Lindsay K. Blackwood
Name: Lindsay K. Blackwood
Title: Secretary
SCC ID: 0261006-1